Exhibit 99.1

First Foundation Announces 2020 First Quarter Financial Results

•	Earnings per share: $0.29 for the quarter
•	Net interest margin increased to 2.92% for the first quarter of 2020
•	Ratio of nonperforming assets to total assets decreased to 0.14% at March 31, 2020
•	Additional reserves of approximately $2 million due to adoption of CECL
•	Tangible book value per share increased to $11.80 at March 31, 2020

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), announced today its financial results for the quarter ended March 31, 2020. As we present certain non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Use of Non-GAAP Financial Measures.”

“During this extraordinary time, we have been committed to keeping our employees and clients safe while ensuring the continuity of our business,” said Scott F. Kavanaugh, CEO. “We had a strong start to the year and remain confident in the long-term strength and stability of our company as we navigate the current conditions. Our proven business model enables us to deliver results even during these highly unusual times. I’m proud of - and extremely grateful for - our employees and management team who have helped keep our business operating through all of this.”

Highlights

Financial Results:

•	2020 first quarter compared to 2019 first quarter:
o	Total revenues were $56 million, an increase of 12%
o	Net interest income was $45 million, an increase of 9%
o	Income before taxes was $19 million, an increase of 16%
o	Earnings were $13 million, an increase of 17%
o	Earnings per fully diluted share were $0.29, compared to $0.25
•	2020 first quarter financial ratios:
o	Return on average tangible equity of 10.1% for the quarter (annualized)
o	Return on average assets of 0.83% for the quarter (annualized)
o	Efficiency ratio of 59.2% for the quarter
o	Total tangible shareholders’ equity of $623 million, tangible book value of $11.80 per share, and tangible common equity to tangible assets of 8.20%, in each case, as of March 31, 2020

Our Response to COVID-19:

The COVID-19 pandemic has caused significant disruptions to the communities we serve. In response to the pandemic, we have responded in the following ways:

•	On March 11, our crisis management team implemented our business continuity plan
•	Physical distancing policies have been implemented in all our locations, including our 20 retail branches
•	65% of corporate employees are working remotely and, thanks to our existing technology, we were able to achieve the transition within one week; retail branches remain staffed and open
•	Critical functions were split up across multiple locations at the beginning of March to ensure redundancy

•	Promotion of banking from home options available to our retail banking clients
•	Actively participating in the Small Business Administration’s Paycheck Protection Program
•	Closely monitoring city, county, and state guidelines to comply with the required orders

Other Activity:

•

Adopted the Current Expected Credit Loss accounting standard (“CECL”). Under CECL, our provision for credit losses in the first quarter of 2020 were $2 million higher than they would have been if CECL was not adopted.

•	Net interest margin (“NIM”) was 2.92% for the first quarter.
•	Impairment of interest only strip security of $1.8 million recorded as other expense. Reflects accelerated prepayments over the last nine months.
•	Hedge placed on loans held for sale. $8.2 million recorded as liability and increase to loans held for sale.
•	Loan originations totaled $663 million for the quarter.
•	Deposits increased by $140 million in the first quarter of 2020.
•	Declared and paid cash dividend of $0.07 per share in first quarter.
•	Wealth management revenues increased 13% when compared to the first quarter of 2019.
•	Assets under management (“AUM”) at FFA was $3.9 billion.
•	Trust fees increased 22% when compared to the first quarter of 2019.

“Our asset quality remained strong as evidenced by our ratio of nonperforming assets to total assets decreasing to 14 basis points,” said David DePillo, President. “In addition to focusing on our lending and deposit businesses, we are working with our borrowers affected by the pandemic through forbearance programs and participation in the Small Business Administration’s Paycheck Protection Program.”

Details

•

Total loans, including loans held for sale, increased $276 million in the first quarter of 2020 as a result of $663 million of originations and a $8 million positive mark to market valuation on our loans held for sale related to our hedging activities which were partially offset by payoffs or scheduled payments of $395 million.

•

The $140 million growth in deposits during the first quarter of 2020 included increases in branch deposits of $171 million and specialty deposits of $53 million and an $84 million decrease in wholesale deposits.

•

The $540 million decline in AUM at FFA during the first quarter of 2020 was the net result of $110 million of new accounts, $611 million of portfolio losses and terminations and net withdrawals of $39 million.

About First Foundation

First Foundation, (NASDAQ: FFWM), a financial institution founded in 1990, provides personal banking, business banking and private wealth management. The Company has offices in California, Nevada and Hawaii with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

We have two business segments, “Banking” and “Investment Management and Wealth Planning” (“Wealth Management”). Banking includes the operations of FFB and First Foundation Insurance Services, and Wealth Management includes the operations of FFA. The financial position and operating results of the stand-alone holding company, FFI, are included under the caption “Other” in certain of the tables that follow, along with any consolidation elimination entries.

Forward-Looking Statements

Statements in this news release, including statements in the Discussion of Changes in Results of Operations and Financial Position below, regarding our expectations and beliefs about our future financial performance and financial condition, dividends, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to the risk of incurring loan losses, which is an inherent risk of the banking business; the negative impacts and disruptions resulting from the COVID-19 pandemic on our colleagues, clients, the communities we serve and the domestic and global economy, which may have an adverse effect on our business, financial position and results of operations; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with the Federal Reserve Board taking actions with respect to interest rates, which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in Item 1A, entitled “Risk Factors” in our 2019 Annual Report on Form 10-K for the fiscal year ended December 31, 2019 that we filed with the SEC on March 2, 2020, and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Annual Report and the Risk Factors section of other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2019 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	March 31, 2020	December 31, 2019
ASSETS

Cash and cash equivalents	$40,359	$65,387
Securities available-for-sale (“AFS”)	961,477	1,014,966
Loans held for sale	520,721	503,036

Loans, net of deferred fees	4,805,513	4,547,633
Allowance for credit losses	(23,000)	(20,800)
Net loans	4,782,513	4,526,833

Investment in FHLB stock	21,168	21,519
Deferred taxes	9,132	11,079
Premises and equipment, net	8,569	8,355
Goodwill and intangibles	96,672	97,191
Other assets	73,097	66,070
Total Assets	$6,513,708	$6,314,436

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$5,030,827	$4,891,144
Borrowings	794,000	743,000
Accounts payable and other liabilities	65,798	66,423
Total Liabilities	5,890,625	5,700,567

Commitments and contingencies	−	−
Shareholders’ Equity
Common Stock, par value $.001: 70,000,000 shares authorized; 44,615,466 and 44,670,743 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	45	45
Additional paid-in-capital	432,363	433,775
Retained earnings	185,852	175,773
Accumulated other comprehensive income, net of tax	4,823	4,276
Total Shareholders’ Equity	623,083	613,869

Total Liabilities and Shareholders’ Equity	$6,513,708	$6,314,436

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended March 31,
	2020	2019

Interest income:
Loans	$54,884	$53,835
Securities	6,997	6,165
FHLB Stock, fed funds sold and deposits	457	544
Total interest income	62,338	60,544

Interest expense:
Deposits	14,646	15,448
Borrowings	2,824	4,049
Total interest expense	17,470	19,497

Net interest income	44,868	41,047

Provision for credit losses	2,279	540

Net interest income after provision for credit losses	42,589	40,507

Noninterest income:
Asset management, consulting and other fees	7,762	6,794
Other income	2,913	1,671
Total noninterest income	10,675	8,465

Noninterest expense:
Compensation and benefits	19,857	18,902
Occupancy and depreciation	5,512	4,868
Professional services and marketing costs	1,754	2,004
Customer service costs	2,372	3,389
Other expenses	5,162	3,782
Total noninterest expense	34,657	32,945

Income before taxes on income	18,607	16,027
Taxes on income	5,396	4,768
Net income	$13,211	$11,259

Net income per share:
Basic	$0.30	$0.25
Diluted	$0.29	$0.25
Shares used in computation:
Basic	44,669,661	44,540,865
Diluted	44,952,669	44,798,306

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	For the Quarter Ended March 31,
	2020	2019
Selected Income Statement Data:
Net interest income	$44,868	$41,047
Provision for credit losses	2,279	540
Noninterest Income:
Asset management, consulting and other fees	7,762	6,794
Other	2,913	1,671
Noninterest expense	34,657	32,945
Income before taxes	18,607	16,027
Net income	13,211	11,259
Net income per share:
Basic	$0.30	$0.25
Diluted	0.29	0.25

Selected Performance Ratios:
Return on average assets - annualized	0.83%	0.76%
Return on average equity - annualized	8.5%	8.0%
Return on average tangible equity – annualized(1)	10.1%	9.7%
Net yield on interest-earning assets	2.92%	2.88%
Efficiency ratio (2)	59.2%	66.7%
Noninterest income as a % of total revenues	19.2%	17.1%

Other Information:
Loan originations	$663,168	$399,861
Charge-offs (recoveries) / average loans - annualized	0.01%	0.03%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.

(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	March 31, 2020	December 31, 2019
Selected Balance Sheet Data:
Cash and cash equivalents	$40,359	$65,387
Loans held for sale	520,721	503,036
Loans, net of deferred fees	4,805,513	4,547,633
Allowance for credit losses	23,000	20,800
Total assets	6,513,708	6,314,436
Noninterest-bearing deposits	1,315,114	1,192,481
Interest-bearing deposits	3,715,713	3,698,663
Borrowings	794,000	743,000
Shareholders’ equity	623,083	613,869

Selected Capital Data:
Tangible common equity to tangible assets(3)	8.20%	8.31%
Tangible book value per share(3)	$11.80	$11.57
Shares outstanding at end of period	44,615,466	44,670,743

Other Information:
Assets under management (end of period)	$3,897,914	$4,438,252
Number of employees	496	485
Loan to deposit ratio	106%	103%
Nonperforming assets to total assets	0.14%	0.20%
Ratio of allowance for credit losses to loans(4)	0.48%	0.49%

(3)	Tangible common equity and tangible book value are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.
(4)

As of December 31, 2019, this ratio excludes certain acquired loans for which GAAP requires estimated credit losses to be recorded as discounts to those loans. As of March 31, 2020, this ratio includes $453 million of acquired loans.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended March 31,
	2020		2019
Banking:
Interest income		$62,338		$60,544
Interest expense		17,440		19,482
Net interest income		44,898		41,062
Provision for credit losses		2,279		540
Noninterest income		4,659		2,994
Noninterest expense		28,029		26,587
Income before taxes on income		$19,249		$16,929

Wealth Management:
Noninterest income		$6,488		$5,731
Noninterest expense		6,165		5,518
Income before taxes on income		$323		$213

Other and Eliminations:
Interest income	$	−	$	−
Interest expense		30		15
Net interest income		(30)		(15)
Noninterest income		(472)		(260)
Noninterest expense		463		840
Income before taxes on income		$(965)		$(1,115)

FIRST FOUNDATION INC.

ROLLING INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020

Interest income:
Loans	$53,835	$56,510	$56,483	$54,123	$54,884
Securities	6,165	6,186	5,349	7,304	6,997
FHLB Stock, fed funds sold and deposits	544	612	782	867	457
Total interest income	60,544	63,308	62,614	62,294	62,338

Interest expense:
Deposits	15,448	16,296	16,675	15,763	14,646
Borrowings	4,049	5,125	2,807	2,643	2,824
Total interest expense	19,497	21,421	19,482	18,406	17,470

Net interest income	41,047	41,887	43,132	43,888	44,868

Provision for credit losses	540	1,231	172	694	2,279

Net interest income after provision for credit losses	40,507	40,656	42,960	43,194	42,589

Noninterest income:
Asset management, consulting and other fees	6,794	7,136	7,304	7,424	7,762
Gain (loss) on sale of loans	−	−	4,218	−	−
Other income	1,671	1,995	2,460	2,774	2,913
Total noninterest income	8,465	9,131	13,982	10,198	10,675

Noninterest expense:
Compensation and benefits	18,902	17,333	17,167	16,531	19,857
Occupancy and depreciation	4,868	5,167	5,450	5,420	5,512
Professional services and marketing costs	2,004	2,024	1,745	1,644	1,754
Customer service costs	3,389	4,283	5,920	4,266	2,372
Other expenses	3,782	3,475	2,412	3,812	5,162
Total noninterest expense	32,945	32,282	32,694	31,673	34,657

Income before taxes on income	16,027	17,505	24,248	21,719	18,607
Taxes on income	4,768	5,095	6,892	6,505	5,396
Net income	$11,259	$12,410	$17,356	$15,214	$13,211

Net income per share:
Basic	$0.25	$0.28	$0.39	$0.34	$0.30
Diluted	$0.25	$0.28	$0.39	$0.34	$0.29
Shares used in computation:
Basic	44,540,865	44,625,673	44,639,481	44,661,852	44,669,661
Diluted	44,798,306	44,894,720	44,935,308	45,014,092	44,952,669

FIRST FOUNDATION INC.

ROLLING SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended
	March 31, 2019		June 30, 2019		September 30, 2019		December 31, 2019		March 31, 2020
Banking:
Interest income		$60,544		$63,308		$62,614		$62,294		$62,338
Interest expense		19,482		21,322		19,328		18,318		17,440
Net interest income		41,062		41,986		43,286		43,976		44,898
Provision for credit losses		540		1,231		172		694		2,279
Noninterest income		2,994		3,471		8,173		4,206		4,659
Noninterest expense		26,587		25,801		26,397		25,582		28,029
Income before taxes on income		$16,929		$18,425		$24,890		$21,906		$19,249

Wealth Management:
Noninterest income		$5,731		$5,982		$6,161		$6,262		$6,488
Noninterest expense		5,518		5,567		5,423		5,423		6,165
Income before taxes on income		$213		$415		$738		$839		$323

Other and Eliminations:
Interest income	$	−	$	−	$	−	$	−	$	−
Interest expense		15		99		154		88		30
Net interest income		(15)		(99)		(154)		(88)		(30)
Noninterest income		(260)		(322)		(352)		(270)		(472)
Noninterest expense		840		914		874		668		463
Loss before taxes on income		$(1,115)		$(1,335)		$(1,380)		$(1,026)		$(965)

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands, except percentages)

	For the Quarter Ended March 31,
	2020	2019

Average Balances:
Loans	$5,082,152	$4,835,920
Securities	999,625	802,503
Total interest-earnings assets	6,143,797	5,687,224
Deposits: interest-bearing	3,705,907	3,505,191
Deposits: noninterest-bearing	1,266,328	1,124,318
Borrowings	682,936	637,036

Average Yield / Rate:
Loans	4.32%	4.46%
Securities	2.80%	3.07%
Total interest-earnings assets	4.06%	4.27%
Deposits (interest-bearing only)	1.59%	1.79%
Deposits (noninterest and interest-bearing)	1.18%	1.35%
Borrowings	1.66%	2.58%
Total interest-bearing liabilities	1.60%	1.91%

Net Interest Rate Spread	2.46%	2.36%

Net Yield on Interest-earning Assets	2.92%	2.88%

	For the Quarter Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020

Average Balances:
Loans	$4,835,920	$5,064,903	$5,282,338	$4,942,708	$5,082,152
Securities	802,503	779,903	616,424	1,023,715	999,625
Total interest-earnings assets	5,687,224	5,892,960	5,985,601	6,114,122	6,143,797
Deposits: interest-bearing	3,505,191	3,500,824	3,553,660	3,616,384	3,705,907
Deposits: noninterest-bearing	1,124,318	1,175,707	1,508,290	1,443,233	1,266,328
Borrowings	637,036	798,609	486,807	583,458	682,936

Average Yield / Rate:
Loans	4.46%	4.46%	4.27%	4.37%	4.32%
Securities	3.07%	3.17%	3.47%	2.85%	2.80%
Total interest-earnings assets	4.27%	4.30%	4.18%	4.07%	4.06%
Deposits (interest-bearing only)	1.79%	1.87%	1.86%	1.73%	1.59%
Deposits (noninterest and interest-bearing)	1.35%	1.40%	1.31%	1.24%	1.18%
Borrowings	2.58%	2.57%	2.29%	1.80%	1.66%
Total interest-bearing liabilities	1.91%	2.00%	1.91%	1.74%	1.60%

Net Interest Rate Spread	2.36%	2.30%	2.27%	2.33%	2.46%

Net Yield on Interest-earning Assets	2.88%	2.84%	2.89%	2.88%	2.92%

FIRST FOUNDATION INC.

SELECTED INFORMATION: LOAN AND DEPOSIT BALANCES - Unaudited

(in thousands)

	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
Loans
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$1,987,690	$2,179,750	$1,941,624	$2,143,919	$2,369,081
Single family	903,992	904,413	896,607	871,181	851,443
Subtotal	2,891,682	3,084,163	2,838,231	3,015,100	3,220,524
Commercial properties	902,060	897,303	871,225	834,042	793,182
Land and construction	59,917	62,990	71,110	70,257	68,101
Total real estate loans	3,853,659	4,044,456	3,780,566	3,919,399	4,081,807
Commercial and industrial loans	454,849	558,532	566,390	600,213	696,596
Consumer loans	17,693	17,477	16,505	16,273	17,476
Total loans	4,326,201	4,620,465	4,363,461	4,535,885	4,795,879
Deferred fees and expenses	9,864	10,899	10,747	11,748	9,634
Total	$4,336,065	$4,631,364	$4,374,208	$4,547,633	$4,805,513

Loans held for sale	$613,528	$622,130	$501,860	$503,036	$520,721

Deposits
Demand deposits:
Noninterest-bearing	$1,114,596	$1,279,218	$1,532,105	$1,192,481	$1,315,114
Interest-bearing	307,854	316,806	350,344	386,276	384,215
Money market and savings	1,175,986	1,166,734	1,316,899	1,334,736	1,380,903
Certificates of deposits	1,970,266	1,981,184	1,971,218	1,977,651	1,950,595
Total	$4,568,702	$4,743,942	$5,170,566	$4,891,144	$5,030,827

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•

The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income and may exclude one-time items of income or expense. For the quarter ended March 31, 2020, a $1.8 million impairment of interest only strips held as AFS securities was excluded from noninterest expenses. For the quarter ended March 31, 2019, a $0.1 million of gain on sale of REO was excluded from noninterest income.

•

Tangible common equity (also referred to as tangible book value or tangible equity) and tangible assets, are equal to common equity and assets, respectively, less $96.7 million and $97.2 million of goodwill and intangible assets as of March 31, 2020 and December 31, 2019, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

•

Average tangible equity is equal to average common equity less $96.9 million and $99.2 million of average goodwill and intangible assets for the quarters ended March 31, 2020 and 2019, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

Discussion of Changes in Results of Operations and Financial Position

Quarter Ended March 31, 2020 as Compared to Quarter Ended March 31, 2019

Our net income and income before taxes in the first quarter of 2020 were $13.2 million and $18.6 million, respectively, as compared to $11.3 million and $16.0 million, respectively, in the first quarter of 2019. The $2.6 million increase in income before taxes was the result of a $2.3 million increase in income before taxes for Banking, a $0.1 million increase in income before taxes for Wealth Management, a $0.2 million decrease in corporate noninterest income and a $0.4 million decrease in corporate noninterest expenses. The increase in Banking was due to higher interest income and higher noninterest income which were partially offset by a higher provision for credit losses and higher noninterest expenses. The increase in Wealth Management was due to higher noninterest income which was partially offset by higher noninterest expenses. The decrease in corporate expenses was due to decreases in noninterest expenses.

Our effective tax rate for the first quarter of 2020 was 29.0% as compared to 29.7% for the first quarter of 2019 and as compared to our statutory tax rate of 29.0%.

Net interest income for Banking increased $3.8 million from $41.1 million in the first quarter of 2019, to $44.9 million in the first quarter of 2020 due to an 8% increase in interest-earning assets and an increase in the net yield on interest earning assets. On a consolidated basis, the net yield on interest-earning assets increased from 2.88% in the first quarter of 2019 to 2.92% in the first quarter of 2020 due primarily to an increase in the net interest rate spread. The net interest rate spread increased from 2.36% in the first quarter of 2019 to 2.46% in the first quarter of 2020 due to a decrease in costs of interest-bearing liabilities which was partially offset by a decrease in yield on interest earning assets. The yield on interest-earning assets decreased from 4.27% in the first quarter of 2019 to 4.06% in the first quarter of 2020 due to decreases in yields on loans and securities and an increase in the proportion of lower yielding securities and deposits to total interest-earning assets. The yield on loans decreased due to accelerated payoffs of higher yielding loans during the last year and the decrease in market rates which resulted in lower rates on loans added to the portfolio. The yield on securities decreased due to the purchase of $576 million of securities in the third quarter of 2019 at current market rates which were lower than the overall yield realized in 2019. The decrease in the cost of interest-bearing liabilities from 1.91% in the first quarter of 2019 to 1.60% in the first quarter of 2020 was due to decreased costs of interest-bearing deposits, resulting from decreases in deposit market rates, and a decrease in the cost of borrowings due to decreases in the Fed Funds rates which strongly influences our borrowing rates. The average balance outstanding under the holding company line of credit increased from $1.1 million in the first quarter of 2019 to $2.5 million in the first quarter of 2020.

The $2.3 million provision for credit losses in the first quarter of 2020 includes $2 million resulting from the computation of the provision for credit losses under CECL as compared to what the computation would have been if CECL was not adopted. The provision for credit losses of $0.5 million for the first quarter of 2019 was due to net chargeoffs of $0.3 million and the growth in loan balances during the quarter.

Noninterest income in Banking in the first quarter of 2020 was $1.7 million higher than the first quarter of 2019 due to a $1.4 million increase in loan fees and a $0.3 million increase in trust fees. The increase in loan fees was due primarily to higher prepayment fees and higher servicing fees. Noninterest income for Wealth Management increased by $0.8 million in the first quarter of 2020 when compared to the first quarter of 2019 due to higher investment management fees as a result of a corresponding increase in AUM.

Noninterest expense in Banking increased from $26.6 million in the first quarter of 2019 to $28.0 million in the first quarter of 2020 primarily due to higher compensation and benefits, occupancy and depreciation and other expenses which were partially offset by lower customer service costs. Compensation and benefits were $0.5 million higher due to raises effective in the first quarter of 2020 and commission costs related to higher loan production volume in the first quarter of 2020. Occupancy and depreciation costs were $0.6 million higher due primarily to higher core processing costs related to higher volumes and services added during 2019. The $1.0 million decrease in customer service costs were due to lower rates paid as interest rates declined during the first quarter of 2020. Other expenses were $1.4 million higher as a $1.8 million impairment charge was partially offset by lower FDIC costs. Due to higher than expected prepayments on the underlying 2016 securitization, especially during the last 3 quarters, the value of an interest only strip security became impaired and we were required to reduce the value of the security by $1.8 million. Noninterest expenses for Wealth Management increased by $0.6 million in the first quarter of 2020, when compared to the first quarter of 2019, due to higher compensation and benefits and professional services and marketing expenses. Compensation and benefits were $0.3 million higher due to raises effective in the first quarter of 2020 and compensation paid on the higher levels of income. Professional services and marketing expenses were $0.3 million higher due to costs incurred on a legal matter. The $0.4 million decrease in corporate expenses was due primarily to lower legal expenses resulting from the recovery of legal costs on the settlement of a matter.

Quarter Ended March 31, 2020 as Compared to Quarter Ended December 31, 2019

Our net income and income before taxes in the first quarter of 2020 were $13.2 million and $18.6 million, respectively, as compared to $15.2 million and $21.7 million, respectively, in the fourth quarter of 2019. The $3.1 million decrease in income before taxes was the result of a $2.7 million decrease in income before taxes for Banking, a $0.5 million decrease in income before taxes for Wealth Management and a $0.1 million decrease in corporate expenses. The decrease in Banking was due to a higher provision for credit losses and higher noninterest expenses which were partially offset by higher net interest income and higher noninterest income. The decrease in Wealth Management was due to higher noninterest expenses which was partially offset by higher noninterest income. The decrease in corporate expenses was due to decreases in noninterest expenses.

Our effective tax rate for the first quarter of 2020 was 29.0% as compared to 30.0% for the fourth quarter of 2019 and as compared to our statutory tax rate of 29.0%.

Net interest income for Banking increased from $44.0 million in the fourth quarter of 2019 to $44.9 million in the first quarter of 2020 due to an increase in net yield on interest earning assets. On a consolidated basis, the net yield on interest earning assets increased from 2.88% in the fourth quarter of 2019 to 2.92% in the first quarter of 2020 due to an increase in the net interest rate spread which was partially offset by a decrease in the average balance of our noninterest bearing liabilities. The net interest rate spread increased from 2.33% in the fourth quarter of 2019 to 2.46% in the first quarter of 2020 due to a decrease in the cost of our interest-bearing liabilities. The decrease in the cost of interest-bearing liabilities was due to decreased costs of interest-bearing deposits, resulting from decreases in deposit market rates and decreases in our borrowing costs due to declines in the Fed Funds rates which strongly influence our borrowing rates. The average balance outstanding under the holding company line of credit decreased from $6.1 million in the fourth quarter of 2019 to $2.5 million in the first quarter of 2020.

The $2.3 million provision for credit losses in the first quarter of 2020 includes $2 million resulting from the computation of the provision for credit losses under CECL as compared to what the computation would have been if CECL was not adopted. The provision for credit losses of $0.7 million for the fourth quarter of 2019 was due to net chargeoffs of $0.4 million and the growth in loan balances during the quarter.

Noninterest income in Banking increased from $4.2 million in the fourth quarter of 2019 to $4.7 million in the first quarter of 2020 due primarily to higher prepayment fees in the first quarter of 2020. Noninterest income for Wealth Management increased by $0.2 million in the first quarter of 2020 when compared to the fourth quarter of 2019 due primarily to higher levels of AUM.

Noninterest expense in Banking increased from $25.6 million in the fourth quarter of 2019 to $28.0 million in the first quarter of 2020 due to higher compensation and benefits and other expenses which were partially offset by lower customer service costs. Compensation and benefits were $2.9 million higher in the first quarter of 2020 due to seasonal increases in costs associated with raises, employer taxes and employer contributions to retirement plans, and commission costs related to higher loan production volume in the first quarter of 2020. Customer service costs decreased by $1.9 million in the first quarter of 2020 when compared to the fourth quarter of 2019 due primarily to lower rates and lower balances of related deposits. Other expenses were $1.3 million higher as a $1.8 million impairment charge was partially offset by lower FDIC costs. Noninterest expenses for wealth management increased from $5.4 million in the fourth quarter of 2019 to $6.2 million in the first quarter of 2020 due to higher compensation and benefits and professional services and marketing costs. Compensation and benefits were $0.5 million higher in the first quarter of 2020 due to seasonal increases in costs associated with raises, employer taxes and employer contributions to retirement plans. Professional services and marketing expenses were $0.2 million higher due to costs incurred on a legal matter. The $0.2 million decrease in corporate expenses was due primarily to lower legal expenses resulting from the recovery of legal costs on the settlement of a matter.

Changes in Financial Position

During the first quarter of 2020, total assets increased by $199 million primarily due to an increase in loans, including loans held for sale which was partially offset by a decrease in securities. During the first quarter of 2020, securities decreased by $53 million primarily due to payoffs of mortgage backed securities. Loans and loans held for sale increased $276 million in the first quarter of 2020 as a result of $663 million of originations and a $8 million positive mark to market valuation on our loans held for sale related to our hedging activities which were partially offset by payoffs or scheduled payments of $395 million. The mark to market valuation is offset by a corresponding $8 million recorded in other liabilities. The $140 million growth in deposits during the first quarter of 2020 included increases in branch deposits of $171 million and specialty deposits of $53 million and a $84 million decrease in wholesale deposits. Borrowings increased by $51 million during the first quarter of 2020 primarily to support the growth in our total assets. At March 31, 2020 and December 31, 2019, the outstanding balance on the holding company line of credit was $10 million.

Our credit quality remains strong as our ratio of nonperforming assets to total assets is at 0.14% at March 31, 2020. We recorded $0.1 million and $0.3 million of net loan chargeoffs in the first quarter of 2020 and 2019, respectively. At December 31, 2019, the ratio of the allowance for credit losses to loans excluding loans acquired in acquisitions, was 0.49%. Under CECL, acquired loans that were not credit impaired are required to be evaluated for loan losses with no offset for credit marks recorded at acquisition. At December 31, 2019, the total credit marks on such loans was $2.3 million. The ratio of the allowance for credit losses to loans, including $453 million of acquired loans, was 0.48% at March 31, 2020.